Exhibit 99.1

VantageMed Announces Change in Senior Management

RANCHO CORDOVA, Calif.—April 11, 2003—VantageMed Corporation (OTCBB: VMDC.OB) announced today the resignation of Gregory Hill as Senior Vice President and Chief Financial Officer.  Mr. Hill has accepted the position of CFO with Yamas Controls Group, Inc., headquartered in Sacramento, California.  The Company also announced that Liesel Loesch, the Company’s Controller, has been promoted to interim CFO.  Prior to VantageMed, Ms. Loesch served as Controller of Silicon Image, Inc. (NASDAQ: SIMG).  Ms. Loesch is a CPA and previously served as an Audit Manager for PricewaterhouseCoopers LLP and graduated with a Bachelor of Science in Business Administration from California State University, Hayward.

Richard M. Brooks, Chairman and CEO, commented, “We brought Greg on over a year ago in a very difficult environment and he has been a key contributor to our turnaround efforts which have resulted in significant financial improvement.  Greg’s financial leadership and implementation of improved internal controls have put our finance group on a strong foundation.  Greg will provide us with consulting services in the future as needed and we wish him the best in his future endeavors.”

VantageMed Corporation is a national provider of healthcare information systems and services distributed to over 12,000 customer sites through a network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, behavioral health professionals, and other healthcare providers.

CONTACT:

VantageMed Corporation

Investor Relations

Liesel Loesch

(916) 638-4744, ext. 213

investor@vantagemed.com